Exhibit 99.1

FOR IMMEDIATE RELEASE:	April 17, 2008
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS PROFITABLE FIRST QUARTER

St. Paul, Minn. (4/17/08)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its first quarter ended March 31, 2008. Revenue for the quarter was $5,635,000, an increase of 10% over revenue of $5,105,000 in the first quarter of 2007. Net income for the quarter was $263,000, or $0.02 per diluted share, and included non-cash income tax expense of $155,000, which was absorbed by net operating loss carryforwards.

“We definitely felt the effects in the first quarter of a broadening cautiousness throughout our customer base as our customers continue to assess the impact of the credit crunch and U.S. economic downturn on the semiconductor market,” Joseph C. Levesque, president and chief executive officer, commented. “Given these difficult market conditions, we are pleased to report our tenth consecutive profitable quarter and an increase in our cash position in the first quarter of over $750,000. We also successfully completed two evaluations of our 55V16 eight site test handler for additional applications at an existing customer, and we made good progress on an initiative to accelerate additional customer evaluations of our 55V Series test handlers. We expect that the cost of this initiative will be in the range of $200,000 per quarter as we add necessary personnel to support it, but we also expect that these efforts will accelerate the broadening of our customer base and the growth of our revenues.”

“Our bookings to revenue ratio for the first quarter was below parity, and if current industry conditions persist, we could see a further reduction in our revenue in the second quarter,” Levesque added. “However, industry forecasters are anticipating improved conditions by the second half of this year, and our customers are also indicating that they expect the second half of the year to be a growth period. Accordingly, although the year has been below our expectations so far, we continue to look forward to strengthening industry conditions as the year proceeds. In any event, we intend to continue to invest in broadening our customer base and improving our operating efficiencies.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2007.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share data)

	Three Months ended March 31,
	2008	2007

Net sales	$5,635	$5,105
Cost of goods sold	2,859	2,415
Gross profit	2,776	2,690
Gross profit percent	49.3%	52.7%

Operating expenses:
Selling, general and administrative	1,702	1,266
Research and development	776	976
Total operating expenses	2,478	2,242

Income from operations	298	448
Interest income (expense), net	120	101
Income before income taxes	418	549
Income tax expense	(155)	(5)

Net income	$263	$544

Income per share:
Basic	$0.02	$0.05
Diluted	$0.02	$0.05

Weighted average common shares outstanding:
Basic	10,554	10,278
Diluted	10,829	10,581

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	March 31,	December 31,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$12,882	$12,105
Accounts receivable, net	2,648	3,542
Inventories - operations	8,073	7,590
Inventories - shipped equipment, subject to
revenue deferral	-	105
Deferred income taxes	284	315
Other current assets	492	589
Total current assets	24,379	24,246

Property and equipment, net	182	185
Deferred income taxes	1,878	2,002
Other assets	129	150

Total assets	$26,568	$26,583

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$46	$45
Trade accounts payable	842	782
Other current liabilities	1,242	1,603
Total current liabilities	2,130	2,430

Long-term debt, less current portion	-	11

Shareholders' equity	24,438	24,142

Total liabilities and shareholders' equity	$26,568	$26,583